Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 4, 2011 with respect to the consolidated financial statements, schedules, and internal control over financial reporting included in the Annual Report of Marine Products Corporation (the “Company”) on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of the Company on Forms S-8 (File No. 333-59886, effective May 1, 2001 and File No. 333-117837, effective July 30, 2004).

/s/ Grant Thornton LLP

Atlanta, Georgia
March 4, 2011